Exhibit 5.1

REEDER & SIMPSON P.C.
ATTORNEYS AT LAW

P.O. Box 601                                                                    Telephone: 011-692-625-3602
RRE Commercial Center                                                               Facsimile: 011-692-625-3603
Majuro, MH 96960                                                                  Email: dreeder@ntamar.net
                                                  simpson@otenet.gr

Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171

August 24, 2007

Re: Genco Shipping & Trading Limited (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI.  We have acted as special RMI counsel to the Company, a RMI non-resident domestic corporation and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (such registrations statement and any additional registration statement filed pursuant to Rule 462(b) is herein referred to as the “Registration Statement”), in respect to the contemplated issuance by the Company from time to time of up to US$525,000,000.00, aggregate public offering price (or any such further aggregate public offering price as may be registered pursuant to Rule 462(b) or the equivalent thereof in one or more foreign currencies, currency units or composite currencies of (i) debt securities, which may be issued pursuant to separate indentures, as amended or supplemented from time to time, between the Company and the trustee named in the applicable indenture (the “Debt Securities”), (ii) shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”); and (iii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), as well as 4,032,429 shares of Common Stock which may be resold by selling shareholders, for the purpose of rendering an opinion that relates to the application and interpretation of  RMI law.

In connection with this opinion we have examined an electronic copy of the Registration Statement, as amended, and the prospectus to which the Registration Statement relates.

In addition, although we have searched the statutory laws of the RMI and have examined such certificates, records, authorizations, and proceedings as we have deemed relevant, our knowledge of factual matters will be limited to those matters of which we have actual knowledge.  The opinions hereinafter expressed are subject to the constitutionality and continued validity of all RMI statutes and laws relied upon us in connection therewith.  We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein.  We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

1.  Upon the fixing of the designations, relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and any proper and valid filing with the authorities of the RMI of a statement setting forth a copy of the resolution of the Board of Directors of the Company establishing such series of Preferred Stock and the number of shares of such Preferred Stock to be issued, all in conformity with the Company’s Amended and Restated Articles of Incorporation and By-laws, and upon the approval of the Board of Directors of the Company of the specific terms of issuance, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion or exchange in accordance with the terms of any such Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

2.  The shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company’s Amended and Restated Articles of Incorporation and By-laws and when issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion or exchange of any Security that has been duly authorized, issued, paid for and delivered, will be validly issued, fully paid and non-assessable.

3.  The Company has the corporate power and authority to issue the Debt Securities. When the specific terms of a particular Debt Security have been duly authorized by the Board of Directors of the Company and established in accordance with applicable indenture and such Debt Security has been duly executed, authenticated, issued for value and delivered in accordance with the applicable indenture, such Debt Security will be a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and subject to general principles of equity, including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

We hereby authorize  the addressee of this opinion to file it as an exhibit to the Registration Statement and consent to the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement, without admitting that we are an “expert” within the meaning of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act. Kramer Levin Naftalis & Frankel LLP may rely on this opinion for purposes of rendering a legality opinion to the Company in connection with the Registration Statement.

Sincerely.

/s/ Reeder & Simpson PC

Reeder & Simpson PC

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